Exhibit 2.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is entered into as of July 29, 2005, by and between HomeOne Credit Corp., a Delaware corporation (“Seller”), Fleetwood Enterprises, Inc., a Delaware corporation (“Parent”) and Vanderbilt Mortgage and Finance, Inc., a Tennessee corporation (“Buyer”).

RECITALS

WHEREAS, Seller desires to sell and Buyer desires to purchase all of Seller’s right, title and interest in and to certain retail installment sales contracts and installment loan agreements secured by first priority liens on Manufactured Homes (as defined below), and, in some cases, a first priority lien on the real property on which the Manufactured Homes are situated, in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

ARTICLE 1
DEFINITIONS

Whenever used herein, the following words and phrases, unless the context otherwise requires, will have the following meanings:

Additional Contracts:  As defined in Section 2.2 of this Agreement.

Affiliate:  Any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For the purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person whether by voting power, contract or otherwise.

Agreement:  This Purchase and Sale Agreement, together with all Exhibits and Schedules hereto and all subsequent written amendments and supplements hereto and thereto.

Blanket Assignment and Bill of Sale:  The Blanket Assignment and Bill of Sale in the form attached hereto as Exhibit A executed as of the First Closing Date or the Second Closing Date.

Business Day:  Any day other than a Saturday or Sunday, or any other day on which national banks in New York, New York are permitted or required to be closed.

Buyer:  As defined in the first paragraph of this Agreement.

Closing:  The consummation of the transactions contemplated to take place under this Agreement on the First Closing Date and/or Second Closing Date.

Closing Date:  The First Closing Date and/or the Second Closing Date, as applicable.

Contracts:  Any retail installment sales contracts or installment loan agreements or promissory notes evidencing an Obligor’s obligation to pay the indebtedness provided for therein and evidencing the respective security interest in a Manufactured Home and, in some cases, in the real estate upon which the Manufactured Home is located, which Contracts are to be sold and assigned by Seller to Buyer and which are set forth in the Schedule of Contracts and are the subject of this Agreement.  The Contracts include, without limitation, all related Security Instruments and security interests created thereby and any and all rights to receive payments (including principal, interest and fees) pursuant thereto from and after the applicable Cut-Off Date, but exclude any rights to receive payments that are received prior to the applicable Cut-Off Date and applied prior to the applicable Cut-Off Date.  For purposes of this Agreement, the term “Contracts” used herein shall include the Additional Contracts purchased by Buyer at the Second Closing Date, as appropriate, using the applicable Cut-Off Date and applicable Closing Date for such Additional Contracts.

Contract File:  A file maintained by Seller with respect to a Contract including, but not limited to, the documents described in Section 9.3(a) of this Agreement.

Contract Rate:  With respect to a Contract, the annualized rate of interest to be paid by an Obligor, as stated in a Contract.

Conveyed Property:  As defined in Section 2.1(a) of this Agreement.

Cut-Off Date:  The close of business on July 26, 2005, for the First Closing Date, and the close of business on the second Business Day preceding the Second Closing Date for the Second Closing Date.

Financing Statement:  As defined in Section 2.3 of this Agreement.

First Closing Date:  Subject to the terms and conditions of this Agreement, the First Closing Date shall be July 29, 2005, or such other date as may be mutually agreed to by Seller and Buyer.

Losses:  Any losses, liabilities, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses at trial, on appeal or otherwise) and disbursements, collectively, including, without limitation, any such losses, liabilities, claims, damages, costs, expenses and disbursements arising from or related to third party claims; and net of any insurance proceeds and payments from any other responsible parties that are paid, without any condition or contingency, to the respective Person claiming such Losses.

Manufactured Home:  A unit of manufactured or modular housing, including all accessions thereto, securing the indebtedness of an Obligor under the related Contract.

Mortgage:  A mortgage, deed of trust, security deed or similar instrument creating a first lien on an estate in fee simple in real property that may, in some cases, secure the real estate upon which the Manufactured Home is located in addition to the first priority lien on the Manufactured Home that secures a Contract.

Obligor:  The Person or Persons who is indebted under a Contract, or who has acquired a Manufactured Home subject to such Contract.

Parent:  As defined in the first paragraph of this Agreement.

Person:  Any individual, corporation, partnership, limited liability company, limited liability partnership, business trust, joint venture, association, joint stock company, trust (including any beneficiary thereto), unincorporated organization or other entity or a government body or any agency or political subdivision thereof.

Purchase Price:

(a)                                  Subject to the proviso below in this paragraph and also subject to paragraph (c) below, for the Contracts and related Conveyed Property sold by Seller to Buyer on the First Closing Date, ninety-five and seven-tenths percent (95.7%) of the aggregate Unpaid Principal Balance of the Contracts purchased by Buyer pursuant to this Agreement as of the Cut-Off Date for the First Closing Date plus one hundred percent (100%) of the accrued but unpaid interest payable on each Contract that is thirty (30) days or less delinquent as of the Cut-Off Date for the First Closing Date, not to exceed more than thirty (30) days accrued interest for each such Contract; provided, that for the Contracts and related Conveyed Property sold by Seller to Buyer on the First Closing Date in which the Obligor or related Property under the Contract is involved in bankruptcy proceedings, which are listed on Schedule 5.2(s), sixty-five percent (65%) of the aggregate Unpaid Principal Balance of the Contracts purchased by Buyer pursuant to this Agreement as of the Cut-Off Date for the First Closing Date; plus, with respect to the Contracts purchased on the First Closing Date, Buyer shall pay Seller an amount equal to sixty percent (60%) of the unearned forced placed insurance premiums listed on Schedule 5.2(c), not to exceed ten thousand dollars ($10,000).  In addition, and pursuant to the terms of the Asset Purchase Agreement (“APA”) by and among Parent, Fleetwood Retail Corp., and Fleetwood Retail Corp. Affiliates, and CMH Homes, Inc. and CMH of KY, Inc., dated July 7, 2005, in the event the sale of all or substantially all of the retail operations as contemplated by the APA is consummated, an additional amount for the Conveyed Property sold by Seller to Buyer on the First Closing Date shall be paid to Parent under the APA, which additional amount shall equal two and three-tenths percent (2.3%) of the Unpaid Principal Balance of the Contracts as of the Cut-off Date for the First Closing Date.

(b)                                 Subject to paragraph (c) below, for the Additional Contracts and related Conveyed Property sold by Seller to Buyer on the Second Closing Date, ninety-eight percent (98%) of the aggregate Unpaid Principal Balance of the Additional Contracts purchased by Buyer pursuant to this Agreement as of the Cut-Off Date for the Second Closing Date (or ninety-five and seven tenths percent (95.7%) of the aggregate Unpaid Principal Balance of the Additional Contracts purchased by Buyer pursuant to this Agreement as of the Cut-Off Date for the Second Closing Date if the sale of the retail operations as contemplated by the APA is not consummated) plus one hundred percent (100%) of the accrued but unpaid interest payable on each Additional Contract that is thirty (30) days or less delinquent as of the Cut-Off Date for the Second Closing Date, not to exceed more than thirty (30) days accrued interest for each such Contract.

(c)                                  In each case of paragraph (a) and (b) under this definition of Purchase Price, the respective Purchase Price payable by Buyer for the First Closing Date and the Second Closing Date shall be reduced by the following amounts, each as determined as of the applicable Cut-Off Date, (i) the dollar amount of insurance proceeds with respect to Contracts held by Seller which have not been applied to reduce the Unpaid Principal Balance of a Contract or otherwise disbursed (all such insurance proceeds, “Unapplied Insurance Proceeds”), (ii) the dollar amount of unapplied partial payments from Obligors in respect of a Contract which have not been applied to such Contract (all such payments, the “Unapplied Funds”), and (iii) the dollar amount of unapplied escrow deposits held by Seller with respect to a Contract (all such amounts, “Unapplied Escrow Amounts”).

Repurchase Price:  As defined in Section 5.4 of this Agreement.

Schedule of Contracts:  The schedule listing the Contracts to be purchased by Buyer on the First Closing Date, which will be supplemented by an additional schedule for the purchase of the Additional Contracts on the Second Closing Date, in the form attached to this Agreement as Exhibit B, and delivered in accordance with Section 9.1 of this Agreement.

Second Closing Date:  As defined in Section 2.2 of this Agreement.

Security Instrument:  A manufacturer’s certificate or statement of origin, certificate of title, Uniform Commercial Code financing statement, Mortgage, Contract or security agreement duly filed and/or recorded, as required, in state and/or town/city/county offices, as appropriate, evidencing Seller’s perfected first priority security interest in a Manufactured Home and, if applicable, the real property on which a Manufactured Home is located and the applicable mortgage, trust deed, deed of trust or other security agreement evidencing Seller’s lien on such real property.

Seller:  As defined in the first paragraph of this Agreement.

Seller Financial Statements:  As defined in Section 5.1(m) of this Agreement.

Servicing Transfer Date:  As defined in Section 7.2 of this Agreement.

Taxes:  As defined in Section 5.1(i) of this Agreement.

Unpaid Principal Balance:  With respect to a Contract, as of a date of determination, the Obligor’s original principal balance minus the cumulative principal portion of each installment received prior to such date from the Obligor and applied to reduce such balance, the application of such installment having been determined in accordance with the terms and conditions of the Contract.

ARTICLE 2
PURCHASE AND SALE

2.1                               Purchase and Sale.

(a)                                  Subject to the terms and conditions set forth in this Agreement, on the applicable Closing Date, Seller hereby agrees to sell, assign, transfer, set over and convey to Buyer, and Buyer agrees to accept, without recourse but subject to the terms of this Agreement, all of Seller’s right, title and interest in and to: (i) the Contracts described in the Schedule of Contracts on the First Closing Date (including, without limitation, the Security Instruments and security interests created thereby), including all principal and interest payments with respect to and fees imposed pursuant to such Contracts received on or after the Cut-off Date for the First Closing Date; (ii) the Additional Contracts described in the supplement to the Schedule of Contracts on the Second Closing Date (including, without limitation, the Security Instruments and security interests created thereby), including all principal and interest payments with respect to and fees imposed pursuant to such Additional Contracts received on or after the Cut-off Date for the Second Closing Date; (iii) all of the rights under any hazard insurance policies relating to the Manufactured Homes and/or mortgaged properties securing the Contracts for the benefit of the creditor of such Contracts; (iv) any deposits and escrowed amounts for insurance, taxes or other expenses related to the Contracts; (v) all documents contained in the related Contract Files and servicing files; (vi) all servicing and collection rights related to the Contracts; and (vii) all proceeds derived from any of the foregoing (collectively referred to herein as the “Conveyed Property”).

(b)                                 As of the applicable Closing Date, the ownership of the Conveyed Property and the contents of the related Contract Files shall be vested in Buyer free and clear of all liens, claims and encumbrances.  Seller shall not take any action inconsistent with Buyer’s ownership of the Conveyed Property, and Seller shall promptly indicate to all inquiring parties that the Conveyed Property has been sold, transferred, assigned, set over and conveyed to Buyer, and Seller shall not claim any further ownership interest in the Conveyed Property.

(c)                                  Each of the parties hereto will treat the transactions contemplated by this Agreement for all purposes (including tax and financial accounting purposes) as a sale of the Conveyed Property by Seller to Buyer.  Although the parties intend that the conveyance of Seller’s right, title and interest in and to the Conveyed Property to Buyer pursuant to this Agreement shall constitute a sale thereof and not a financing, if such conveyance is deemed to be a financing, the parties intend that the rights and obligations of the parties to such financing shall be established pursuant to the terms of this Agreement.  If, notwithstanding the foregoing, the transactions contemplated hereby should be deemed a financing, the parties intend and agree that Seller shall be deemed to have granted to Buyer, and Seller hereby does grant to Buyer, a perfected first priority lien security interest in all of the right, title and interest in, to and under the items of Conveyed Property, and that this Agreement shall constitute a security agreement under applicable law.

(d)                                 Seller hereby acknowledges, agrees, represents and warrants that the conveyance of the Conveyed Property for the consideration stated in this Agreement is a transfer for sufficient value and consideration and that the transfer is not an avoidable conveyance under any applicable state or federal fraudulent conveyance laws.

2.2                               Purchase of Additional Contracts and Related Conveyed Property.  Seller and Buyer acknowledge that Seller may originate and fund up to ten million dollars ($10,000,000) principal balance of additional Contracts for a period of sixty (60) days following the First Closing Date (the “Additional Contracts”), which Additional Contracts are similar to the Contracts acquired by Buyer as of the First Closing Date (including at least a Weighted Average Coupon (WAC) of ten percent (10%), weighted average FICO scores of six hundred eighty-five (685) and ninety percent (90%) new homes).  Seller agrees to sell such Additional Contracts and related Conveyed Property to Buyer and Buyer agrees to purchase such Additional Contracts and related Conveyed Property from Seller on substantially the same terms and subject to the same conditions set forth in this Agreement for those Contracts sold and purchased as of the First Closing Date (except for the Purchase Price for Additional Contracts, which is set forth in the definition of Purchase Price), and conditioned upon such Additional Contracts satisfying the criteria in the first sentence of this paragraph.  The applicable closing date for such Additional Contracts shall be September 30, 2005, or such other date as may be mutually agreed to by Seller and Buyer (the “Second Closing Date”).  Buyer shall have no obligation to purchase any Additional Contracts that do not satisfy the representations and warranties set forth herein (without regard to any exceptions thereto).

2.3                               Filing: Name Change or Relocation.

(a)                                  On or prior to the applicable Closing Date, Buyer may, in its discretion, cause to be filed in the appropriate office of the Secretary of State, a UCC financing statement (the “Financing Statement”) describing the Conveyed Property being transferred in that state (including a list of the Contracts) on such Closing Date and naming Seller as “Seller” and Buyer as “Purchaser.”  The Financing Statement shall bear a statement on the face thereof indicating that the parties intend the Financing Statement to evidence a true sale of the Conveyed Property, but if the transaction is recharacterized as a loan from the described Purchaser to the described Seller, the Financing Statement is to perfect the described Purchaser’s security interest in the Conveyed Property.  Buyer may, in its discretion, cause to be filed any continuation statements for the foregoing described Financing Statement, and Seller shall execute such documents and take such actions as reasonably requested by Buyer to file such continuation statements.

(b)                                 Seller hereby represents and warrants that its state of incorporation is Delaware.  Seller shall not change its name, identity or structure or relocate its principal executive office or change its state of incorporation without first giving notice to Buyer.  If any change in Seller’s name, identity or structure or the relocation of its principal executive office would make the Financing Statement seriously misleading under the Uniform Commercial Code, Seller shall assist Buyer in filing such amendments as may be required to preserve and protect Buyer’s interests in the Conveyed Property.

ARTICLE 3
PURCHASE PRICE

3.1                               Purchase Price for Contracts.  Subject to the terms and conditions set forth herein, at the applicable Closing, Buyer agrees to pay Seller the Purchase Price in U.S. dollars for the Contracts purchased on the First Closing Date and the Additional Contracts purchased on the Second Closing Date, in each case pursuant to this Agreement, and the respective Purchase Price for each closing shall be delivered on or before 4:00 p.m. Central Standard Time via wire transfer by Buyer to the account designated by Seller in writing.

3.2                               Certain Taxes and Fees.  All sales, transfer, documentary, stamp, recording and other similar taxes and/or fees that may be due or payable in connection with the sale of the Conveyed Property pursuant to this Agreement shall be borne by the respective party against whom such taxes and/or fees may be assessed.  Seller shall be responsible for payment of all legal expenses incurred by Seller prior to Closing as such expenses relate to the Conveyed Property, including without limitation, legal expenses related to collection of the Contracts.

ARTICLE 4
TRANSFER

4.1                               Transfer Documentation and Notice.

(a)                                  Seller and Buyer shall notify the Obligors of the transfer of the Conveyed Property to Buyer in accordance with Section 7.2.

(b)                                 Seller shall deliver to Buyer on the First Closing Date a power of attorney substantially in the form of Exhibit E hereto, authorizing Buyer to, among other things, to take such action as may be necessary to more fully vest Buyer’s right, title and interest in the Conveyed Property.

(c)                                  Seller or Seller’s agents shall deliver to the applicable insurers notification to change the loss payee on the respective hazard insurance policy for the Contracts to “Buyer and its assigns.”

(d)                                 With respect to any mortgaged property, on or before each Closing, Seller, at Seller’s expense, shall deliver to Buyer the original recorded mortgage, the original assignment, if any, and any intervening assignment of the mortgage, each with evidence of recording thereon, showing Seller as mortgagee or the complete recorded chain of assignment of the mortgage from origination to Seller, together with an individual assignment to Buyer for each mortgage, duly executed and in recordable form (with applicable book/page no. reference and in a form reasonably acceptable to Buyer) for the jurisdiction in which the mortgaged property is located.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

5.1                               Seller Representations and Warranties.  Each of Seller and Parent, jointly and severally, hereby represents and warrants to Buyer, as of the applicable Closing Date, as follows:

(a)                                  Organization and Good Standing.  Each of Seller and Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power to own its assets and to transact the business in which it is currently engaged. Each of Seller and Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the Conveyed Property or the business, properties, assets or condition (financial or other) of Seller or Parent.

(b)                                 Authorization; Binding Obligations.  Each of Seller and Parent has the corporate power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.  When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by the availability of equitable remedies (whether considered in a proceeding at law or in equity) and by the discretion of any court before which any proceeding may be brought.  When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by the availability of equitable remedies (whether considered in a proceeding at law or in equity) and by the discretion of any court before which any proceeding may be brought.

(c)                                  No Consent Required.  Seller or Parent has obtained, if required, the consent of any other party or any consent, license, approval or authorization from, or registration or declaration or filing with, any governmental authority, bureau or agency in connection with the execution, delivery or performance of this Agreement.

(d)                                 No Violations.  The execution, delivery and performance of this Agreement by Seller will not violate any provision of any existing law or regulation or any order or decree of any court or the Articles of Incorporation or Bylaws of Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller is a party or by which Seller may be bound.  The execution, delivery and performance of this Agreement by Parent will not violate any provision of any existing law or regulation or any order or decree of any court or the Articles of Incorporation or Bylaws of Parent, or constitute a material breach of any mortgage, indenture, contract or other agreement to which Parent is a party or by which Parent may be bound.

(e)                                  Litigation.  Except as disclosed on Schedule 5.1(e) hereto, no litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or threatened, against Seller or its Affiliates or any of their respective properties or with respect to this Agreement that, if adversely determined, would have a material adverse effect on the transactions contemplated by this Agreement or the Conveyed Property.  Except as disclosed on Schedule 5.1(e) hereto, no litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or threatened, against Parent or any of its properties or with respect to this Agreement that, if adversely determined, would have a material adverse effect on the transactions contemplated by this Agreement or the Conveyed Property.

(f)                                    Approvals, Licensing.  Seller was duly licensed, registered and qualified to do business in each applicable state at the time each Contract was written, to the extent such licensing, registration and qualification was required by applicable law.  Seller is currently duly licensed, registered and qualified to do business in each state in which Contracts were originated, to the extent such licensing, registration and qualification is required by applicable law.  All actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses required to be taken, given or obtained, as the case may be, by or from any federal, state or other governmental authority or agency, that are necessary or advisable in connection with the execution and delivery by Seller of this Agreement and other documents to be entered into in connection herewith, and the execution and delivery by Parent of this Agreement and other documents to be entered into in connection herewith, have been duly taken, given or obtained, as the case may be, are in full force and effect, are not subject to any pending proceedings or appeals (administrative, judicial or otherwise) and either the time within which any appeal therefrom may be taken or review thereof may be obtained has expired or no review thereof may be obtained or appeal therefrom taken, and are adequate to authorize the consummation of the transactions contemplated by this Agreement and the other documents to be entered into in connection herewith on the part of Seller and Parent and the performance by Seller and Parent of their obligations hereunder and thereunder.

(g)                                 No Brokerage or Finder’s Fees.  There are no brokerage or finder’s fees, or any similar payments whatsoever called, due on this transaction between Seller and Buyer or other like payments that may or can be claimed by any Person as a result of this Agreement which brokerage or finder’s fees or similar payments are due to any acts or agreements made by Seller.

(h)                                 Bulk Transfer Laws.  The transfer, assignment and conveyance of the Conveyed Property by Seller pursuant to this Agreement is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(i)                                     Tax Matters.  All federal, state and local tax returns and reports required as of the date hereof to be filed by Seller and Parent and their respective subsidiaries for taxable periods ending prior to the date hereof have been duly and timely filed by Seller and Parent and their respective subsidiaries (except where such party has obtained an extension to file) with the appropriate governmental agencies, and all such returns and reports are true, correct and complete in all material respects.  All federal, state and local income, profits, franchise, sales, use, occupation, property, excise, payroll, withholding, employment, estimated and other taxes of any nature, including interest, penalties and other additions to such taxes (“Taxes”), payable by, or due from, Seller and Parent and their respective subsidiaries for all periods prior to the date hereof have been fully paid or adequately reserved for by Seller and Parent and their respective subsidiaries or, with respect to Taxes required to be accrued, Seller and Parent have properly accrued or will properly accrue such Taxes in the ordinary course of business consistent with past practice of Seller and Parent.  Accruals for Taxes reflected on the books of Seller and Parent and their respective subsidiaries at the applicable Closing will be adequate to pay all Taxes that thereafter become due with respect to Seller and Parent and their respective subsidiaries or their assets or operations with respect to periods prior to the applicable Closing.  No liens, claims or encumbrances for unpaid Taxes (other than Taxes not yet due or payable) shall attach to or affect the Conveyed Property.  For each year preceding calendar year 2005, and within the time prescribed by applicable law, rule or regulation, Seller has transmitted to the Internal Revenue Service and to each Obligor a Form 1098 or other form approved by the Internal Revenue Service setting forth the amount of interest paid by such Obligor to Seller during such calendar year.

(j)                                     Powers of Attorney.  There are no persons, firms, associates, corporations, business organizations or other entities holding general or special powers of attorney from Seller with respect to the Conveyed Property.

(k)                                  Deliveries.  All Contracts, Contract Files, documents, files and other items to be delivered by Seller pursuant to this Agreement shall be delivered to Buyer in a timely manner in accordance with the terms of this Agreement.  Each certificate of an officer, statement furnished in writing or report delivered pursuant to the terms hereof by Seller is true and correct in all material respects.

(l)                                     Solvency of Seller.  Seller is not insolvent, nor will Seller be made insolvent by the transfer of the Contracts, nor does Seller contemplate any pending insolvency.

(m)                               Financial Statements.  Schedule 5.1(m) attached hereto includes an audited balance sheet of Seller as of the fiscal years ended March 31, 2005, and March 31, 2004, respectively, and the related audited statements of income and cash flows for the fiscal years then ended (the “Seller Financial Statements”).  The Seller Financial Statements, and the financial statements of Parent as set forth in its annual 10-K report and 10-Q reports, fairly present the assets, liabilities, financial condition, and results of operations of Parent and Seller as of the respective dates thereof and for the periods therein presented, all in accordance with generally accepted United States accounting principles consistently applied.

5.2                               Representations and Warranties With Respect to Contracts.  For each Contract purchased by Buyer, Parent and Seller hereby jointly and severally represent and warrant to Buyer that, as of the applicable Closing Date (or such other date to the extent expressly set forth in the applicable representation and warranty):

(a)                                  Schedule of Contracts.  As of the applicable Closing Date, the information set forth in the Schedule of Contracts as of the applicable Cut-Off Date is true and correct.  The information regarding Unapplied Insurance Proceeds, Unapplied Funds and Unapplied Escrow Amounts with respect to each Contract is true and correct.

(b)                                 Binding Obligation.  Each Contract (including the related Security Instrument) is the legal, valid and binding obligation of the Obligor thereunder and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c)                                  Insurance Coverage.  As of the applicable Closing Date, the Manufactured Home securing each Contract is covered by a hazard insurance policy (naming Seller as loss payee) for an amount equal to the Unpaid Principal Balance of the Contract or the cash value of the Manufactured Home, whichever is less.  No forced placed insurance premiums have been added to Obligor’s principal balance under the Contract.  A list of (a) the total outstanding forced placed insurance premium and (b) the unearned portion of the forced placed premium so advanced by Seller for each Contract is set forth on Schedule 5.2(c) hereto.

(d)                                 Lawful Assignment.  Each Contract was not originated in and is not subject to the laws of any jurisdiction whose laws would make the transfer of the Contract (including the related Security Instrument) pursuant to this Agreement unlawful or render the Contract (including the related Security Instrument) unenforceable.

(e)                                  Compliance with Law.  Each Contract, and the origination and servicing thereof, complies with, and has complied with, all requirements of all federal, state and local laws, rules and regulations applicable to the Contract, including, without limitation, usury, truth-in-lending, equal credit opportunity laws, consumer credit laws and lender licensing laws, including, without limitation, laws relating to prepaid finance charges, origination fees, discount points and processing fees.

(f)                                    Valid Security Interest.

(i)                                     Each Contract (together with the related Security Instrument) provides a valid and enforceable perfected first priority security interest in favor of Seller in the Manufactured Home covered thereby as security for payment of the principal balance and all other amounts owing under such Contract, except for covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of the recording of each Contract and that do not, individually or in the aggregate, have a material adverse effect on the value of the Manufactured Home.  Upon execution and delivery of the applicable Blanket Assignment and Bill of Sale, Seller shall have assigned all of its right, title and interest in such Contract, including Seller’s perfected first priority security interest in the Manufactured Home covered thereby, to Buyer, whereupon Buyer shall have a valid and perfected and enforceable first priority security interest in the Manufactured Home covered thereby, except for covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of the recording of each Contract and that do not, individually or in the aggregate, have a material adverse effect on the value of the Manufactured Home.

(ii)                                  With respect to any real property that also secures a Contract, each Mortgage thereon is a valid first lien in favor of Seller on real property securing the amount owed by the Obligor under the related Contract, except for covenants, conditions and restrictions, rights of way, easements and other similar matters of public record as of the date of the recording of each Contract and that do not, individually or in the aggregate, have a material adverse effect on the value of the Manufactured Home or the mortgaged property or the occupation or use thereof, and such Mortgage complies with all applicable laws, and, as of the date of recording of each Contract, the respective property shall be free and clear of any mechanic’s, materialmen’s or similar liens, and there shall be no outstanding claims asserted against Seller or which could be asserted against Seller or its assigns by any mechanics, materialmen, contractors or subcontractors or third parties relating to such property that would have a material adverse effect on the value of such property.  At the applicable Closing, Seller shall have assigned all of its right, title and interest in such mortgaged property, whereupon Buyer shall have a valid and perfected and enforceable first priority lien upon the real property described in such loan file, except for covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of the recording of each Contract and that do not, individually or in the aggregate, have a material adverse effect on the value of the Manufactured Home or the mortgaged property or the occupation or use thereof.  Each of the Contracts that is secured by a Mortgage is identified as such on the Schedule of Contracts hereto.

(iii)                               At the time of the applicable Closing and to Seller’s knowledge, there are no delinquent unpaid taxes with respect to any Manufactured Home or real property securing a Contract which has resulted in a lien upon, or tax sale with respect to, such Manufactured Home or real property, or which if unpaid could result in a lien upon, or a tax sale with respect to, such Manufactured Home or real property, except in the case of any Manufactured Home or real property securing a Contract that is located in Texas or any other state in which Seller has entered into an escrow agreement, the “knowledge” qualifier above in this paragraph shall not be applicable.

(g)                                 Origination.  The Contract was either (i) originated by a manufactured housing dealer acting in the regular course of its business and was purchased by Seller in the regular course of its business for fair value or (ii) originated by Seller in the regular course of its business for fair value.

(h)                                 Good Title.  Seller has not sold, assigned or pledged the Contracts to any Person (other than certain Contracts currently pledged by HomeOne Funding I to Greenwich Capital Financial Products, Inc. pursuant to a warehouse credit facility and held by US Bank National Association as custodian, which lien shall be paid and released in full on the First Closing Date and on the First Closing Date, the original Contracts shall be delivered to Buyer or a custodian on behalf of Buyer), and, immediately prior to the sale and transfer of the Contracts (including any related Security Instrument) to Buyer at the applicable Closing, Seller had good and marketable title thereto free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest and was the sole owner thereof with full right to transfer the Contracts (including the related Security Instrument) to Buyer.  At the applicable Closing, Buyer shall be vested with good and marketable title to the Contracts (including the related Security Instrument) free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest.  None of the Contracts have been stamped as pledged or assigned to any third party or Affiliate of Seller.

(i)                                     Equal Installments.  Each Contract has a fixed Contract Rate and provides for originally scheduled level monthly payments that fully amortize the loan over its term.  No Contract provides for accrual of interest other than in accordance with the simple interest or actuarial method, and no Contract provides for accrued interest to be deferred and added to the principal balance of the Contract.  Seller has serviced the Contract in accordance with the requisite payment terms (including interest accrual method) of such Contract.

(j)                                     Enforceability.  Each Contract (including the related Security Instrument) contains customary provisions so as to render the rights and remedies of the holder thereof reasonably adequate for the realization against the collateral of the benefits of the security provided thereby.

(k)                                  One Original.  There is only one original executed Contract and such original executed Contract shall be delivered to Buyer on or before the applicable Closing Date.

(l)                                     Primary Resident.  At the time of origination of each Contract, to the knowledge of Seller based on information provided by the Obligor, the Obligors of not less than ninety percent (90%) of the original principal balance of the Contracts were the primary residents of the related Manufactured Home.

(m)                               Notation of Security Interest.  With respect to each Contract, if the related Manufactured Home is located in a state in which notation of a security interest on the title document is required or permitted to perfect such security interest, the title document shows Seller as the holder of a first priority security interest in such Manufactured Home; if the related Manufactured Home is located in a state in which the filing of a financing statement under the Uniform Commercial Code is required to perfect a security interest in manufactured housing, such filings or recordings have been duly made and show Seller as the secured party.  In either case, Buyer has the same rights that the secured party of record would have (if such secured party were still the owner of the Contract) against all Persons (including Seller and any trustee in bankruptcy of Seller) claiming an interest in such Manufactured Home or related real property.  Except as set forth in Schedule 5.2(m), the original title document for the Manufactured Home noting Seller’s first priority perfected lien on such certificate of title with respect to each Manufactured Home securing a Contract has been received by Seller and will be delivered to Buyer at the applicable Closing together with the other deliveries required under this Agreement.

(n)                                 Qualified Mortgage for REMIC.  Except as set forth in Schedule 5.2(n), each Contract is secured by a “single family residence” within the meaning of Section 25(e)(10) of the Internal Revenue Code of 1986, as amended (the “Code”) and is a “qualified mortgage” under Section 860G(a)(3) of the Code.

(o)                                 Refinanced Contract.  Schedule 5.2(o) lists all Contracts that were refinanced, and except as set forth in Schedule 5.2(o), at the time of origination, the principal balance of each Contract that was refinanced by Seller did not exceed the then outstanding principal balance of the related Contract being refinanced, together with certain insurance and refinancing costs.

(p)                                 Computer Tape.  With respect to a Contract, the computer tape made available and delivered by Seller to Buyer is complete and accurate as of the applicable Cut-Off Date, includes a description of such Contract that is consistent with the Schedule of Contracts and reflects the complete payment history of such Contract.  The computer tape also reflects for each Contract the applicable NSF fee and late charge fees.  The computer tape is in a readable format that Buyer can identify.

(q)                                 Marking Records.  With respect to a Contract, by the applicable Closing Date, Seller will have caused the portions of the electronic ledger relating to such Contract to be clearly and unambiguously marked to indicate that such Contract is owned by Buyer.

(r)                                    Contract File.  With respect to a Contract, by the applicable Closing Date, the related Contract File contains the documents required to be contained therein pursuant to this Agreement.

(s)                                  Payments, Repossession, Bankruptcy and Vacancies.  As of the applicable Cut-off Date, no Contract was delinquent for more than thirty (30) days (except that up to four percent (4%) of the Contracts in the aggregate as determined by Unpaid Principal Balance as of the applicable Cut-off Date may be more than thirty (30) days delinquent).  As of the applicable Cut-off Date and Closing Date, (a) none of the Contracts were subject to legal proceedings against the respective Obligors or the related Manufactured Home, including repossession, replevin or foreclosure proceedings, (b) none of the Manufactured Homes and Mortgaged Properties securing such Contracts were repossessed, vacant or abandoned, and (c) none of the Contracts most recent payment(s) have been extended by Seller or any Affiliate of Seller or any servicer on behalf of Seller, in order to satisfy the delinquency or other representations set forth in Section 5.2 of this Agreement.  Except as listed on Schedule 5.2(s), none of the Obligors or related property under the Contracts sold by Seller to Buyer on the First Closing Date are involved in bankruptcy proceedings as of the Cut-Off Date for the First Closing Date.

(t)                                    No Waivers.  The terms of the Contract have not been waived, altered or modified in any respect, except by instruments or documents identified in the Contract File or in the servicing records; provided that, notwithstanding the foregoing, no such waivers, alterations or modifications set forth in instruments or documents identified in the Contract File or in such servicing records (i) waive or otherwise materially or adversely affect the regularly scheduled payments due under such Contract, (ii) materially or adversely affect the ability of the holder of such Contract to realize upon the collateral securing such Contract, or (iii) materially or adversely affect, contravene or nullify any representation or warranty made by Seller pursuant to this Agreement, including the representations and warranties under Section 5.2 hereof.

(u)                                 No Defenses.  The Contract is not subject to (and the assignment thereof to Buyer pursuant to this Agreement will not subject the Contract to) any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of the Contract or the exercise of any right thereunder will not render the Contract unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto.

(v)                                 Contract in Force.  The Contract has not been satisfied or subordinated in whole or in part or rescinded, and the Manufactured Home securing the Contract has not been released from the lien of the Contract in whole or in part except as reflected in the Contract File.

(w)                               Capacity of Parties.  To Seller’s knowledge, the signature(s) of the Obligor(s) on the Contract are genuine and all parties to the Contract had full legal capacity to execute the Contract.

(x)                                   No Defaults.  There was or is no default, breach, violation or event permitting acceleration existing under the Contract, and no event that, with notice and the expiration of any grace or cure period, would constitute such a default, breach, violation or event permitting acceleration under such Contract.  Seller has not waived any such default, breach, violation or event permitting acceleration under such Contract.  To the best of Seller’s knowledge, the related Manufactured Home is free of damage and there is no proceeding pending for the total or partial condemnation thereof.

(y)                                 No Liens.  As of the applicable Closing Date, there are no liens or claims that have been filed or attached, and no event has occurred prior to the applicable Closing Date that would form the basis for any such filing or attachment, for work, labor, materials, taxes or other matters adversely affecting the Obligor’s ability to perform the Contract or affecting the Manufactured Home or any related Conveyed Property securing the Contract.

(z)                                   No Litigation.  No litigation or administrative or other legal proceeding of or before any court, tribunal or governmental body is currently pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates or any current or prior servicer or owner with respect to the Contract.

(aa)                            No Government, Corporate or Foreign Obligor.  No Contract is due from the United States of America or any state or any agency, department, subdivision or instrumentality thereof.  To Seller’s knowledge, the Obligor(s) on the Contract are natural persons who are citizens, or legal resident aliens, of the United States of America.

(bb)                          Partial Payment(s) Received for Payoff.  No amounts have been accepted or received with respect to such Contract from the Obligor or an agent on behalf of the Obligor in anticipation of a full payoff of such Contract but which have a remaining Unpaid Principal Balance on the related Schedule of Contracts due to the servicer or owner of the Contract treating such payment(s) as a reduction of the balance of the Contract rather than a payoff.

(cc)                            Form 1098 Reporting.  Seller has within the time prescribed by applicable law, rule or regulation transmitted to the Internal Revenue Service and to each Obligor a Form 1098 or other form approved by the Internal Revenue Service setting forth the amount of interest paid by such Obligor to Seller during each calendar year preceding calendar year 2005.

(dd)                          No Omissions.  There have been no omissions or misrepresentations in any document provided or statement made to Buyer concerning the Contracts by or on behalf of Seller in connection with the transactions contemplated by this Agreement.

5.3                               Limited Representations and Warranties.  Except as provided in Article 5 and Section 7.1, Seller makes no other representations or warranties, express or implied, with respect to any of the Contracts.

5.4                               Remedy for Breach of Representations and Warranties of Sections 5.2.  The representations and warranties set forth herein shall survive the sale of the Conveyed Property to Buyer and shall inure to the benefit of Buyer, its successors and assigns, notwithstanding any restrictive or qualified endorsement on any Contract, as provided in Section 8.4 hereof.  Upon Seller becoming aware of any breach of any of the representations and warranties of Seller set forth in this Agreement, Seller shall promptly (within at least two (2) Business Days) provide Buyer written notice thereof.

Buyer’s written notice to Seller regarding a breach of any of the representations and warranties of Seller set forth in this Agreement shall constitute a “Breach Notice” for purposes hereof.  With respect to a breach of any representation or warranty set forth in Section 5.2 hereof that has a material adverse effect on the value of the related Contract, if such breach is not cured within ten (10) Business Days from the date of the earlier of (i) Seller becoming aware of such breach or (ii) Buyer’s delivery of a Breach Notice to Seller with respect to such breach, Seller shall be required (within five (5) Business Days following demand by Buyer) at Buyer’s option, (i) to repurchase without recourse the Contract with respect to which such breach exists from Buyer at the related Repurchase Price (as defined hereunder), and/or (ii) pay Buyer or its assigns Losses incurred by Buyer resulting from such breach, which remedies shall be cumulative and nonexclusive and in addition to such other rights and remedies available to Buyer and its assigns, whether under this Agreement, at law or in equity.  Nothing in this Section 5.4 shall be construed to limit the indemnification obligations of Seller set forth in this Agreement including Section 10.1 hereof.

Notwithstanding the foregoing, Buyer’s right to provide Seller with a Breach Notice for the purposes of having Seller repurchase a Contract in accordance with the terms of this Section 5.4 shall expire on (a) the date that is two (2) years following the First Closing Date for the Contracts sold to Buyer on the First Closing Date, and (b) on the date that is two (2) years following the Second Closing Date for the Additional Contracts.  For purposes of this Section 5.4, a material adverse effect on the value of the related Contract shall include any instance or occurrence in which the value of the related Contract or underlying collateral securing such Contract is adversely affected by an amount of more than ten percent (10%) of the principal balance of such Contract (which, for purposes of determining whether there was a material adverse effect on the value of a Contract, such principal balance shall be determined as of the date the related Breach Notice is sent to Seller under this Section 5.4); provided, that, with respect to any claims regarding the accuracy of the Unpaid Principal Balance or accrued interest of a Contract as listed on the Schedule of Contracts, any inaccuracy thereof shall be deemed a material adverse affect on the value of the related Contracts.

For avoidance of doubt, the parties acknowledge and agree that (a) in the event the original title document or official lien instrument noting Seller’s first priority lien on the certificate of title or similar lien instrument with respect to each Manufactured Home securing a Contract is not delivered to Buyer (at the expense of Seller) within one hundred eighty (180) days following the applicable Closing Date, or (b) in the event the original recorded Mortgage (together with all properly recorded intervening assignments thereof from originator to Seller) securing each Contract is not delivered to Buyer (at the expense of Seller) within one hundred eighty (180) days following the applicable Closing Date, or (c) in the event there is a breach of Section 5.2(z) with respect to a Contract, any such event shall be deemed a breach which materially adversely affects the value of the related Contract for purposes of this section, and Buyer, in addition to such other rights and remedies available, shall have the right to demand repurchase of such Contract as provided herein and Seller shall perform such repurchase as provided herein.

With respect to the representations and warranties contained herein, which are made to Seller’s knowledge or as to which Seller has no knowledge, if it is discovered by either Seller or Buyer that the substance of such representation or warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Contract, then notwithstanding Seller’s knowledge with respect to the substance of such representation and warranty being inaccurate at the time the representation or warranty was made, Seller shall be required to cure or remedy such breach in accordance with this Agreement in respect of such Contract.

In the event Seller is required to repurchase the Contract as set forth in this section, Buyer shall deliver to Seller (unless otherwise directed by Seller) the related Contract File and assign to Seller (as directed by Seller) all of Buyer’s right, title and interest in and to the related Contract, free and clear of any and all claims, liens and encumbrances, except for those that existed at the time of Buyer’s purchase thereof from Seller or that relate to any breach of representation or warranty set forth in Section 5.2 or that relate to any negligence or misconduct or unlawful act or omission upon the part of Seller or its Affiliates.  The “Repurchase Price” shall be, in the case of a Contract, the respective Purchase Price of such Contract less principal received thereon by Buyer as of the date of repurchase plus the accrued, unpaid interest as of the date of repurchase.  If Seller is required to repurchase, Seller shall pay to Buyer an amount equal to such Repurchase Price in cash within ten (10) days following the applicable cure period, and, upon such payment, Seller shall have no further obligation to Buyer with respect to such Contract, except for Seller’s indemnity obligations set forth in this Agreement including Section 10.1 hereof.  In connection with any repurchase by Seller pursuant to this section, Buyer shall execute such instruments of transfer as reasonably requested by Seller.  All costs and expenses (including reasonable attorneys’ fees) related to any repurchase pursuant to this section shall be paid by Seller.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

6.1                               Buyer Representations and Warranties.  Buyer hereby represents and warrants to Seller, as of the applicable Closing Date, as follows:

(a)                                  Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Tennessee and has the corporate power to own its assets and to transact the business in which it is currently engaged.  Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or other) of Buyer.

(b)                                 Authorization; Binding Obligations.  Buyer has the corporate power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.  When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by the availability of equitable remedies (whether considered in a proceeding at law or in equity) and by the discretion of any court before which any proceeding may be brought.

(c)                                  No Consent Required.  Buyer is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

(d)                                 No Violations.  The execution, delivery and performance of this Agreement by Buyer will not violate any provision of any existing law or regulation or any order or decree of any court or the Charter or Bylaws of Buyer, or constitute a material breach of any mortgage, indenture, contract or other agreement to which Buyer is a party or by which Buyer may be bound.

(e)                                  Litigation.  No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or, to the knowledge of Buyer, threatened against Buyer or any of its properties or with respect to this Agreement that, if adversely determined, would have a material adverse effect on the transactions contemplated by this Agreement.

(f)                                    Approvals, Licensing, Etc.  All actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses required to be taken, given or obtained, as the case may be, by or from any federal, state or other governmental authority or agency, that are necessary or advisable in connection with the execution and delivery by Buyer of this Agreement and other documents to be entered into in connection herewith have been duly taken, given or obtained, as the case may be, are in full force and effect, are not subject to any pending proceedings or appeals (administrative, judicial or otherwise) and either the time within which any appeal therefrom may be taken or review thereof may be obtained has expired or no review thereof may be obtained or appeal therefrom taken, and are adequate to authorize the consummation of the transactions contemplated by this Agreement and the other documents to be entered into in connection herewith on the part of Buyer and the performance by Buyer of its obligations hereunder and thereunder.

(g)                                 No Brokerage or Finder’s Fees.  There are no brokerage or finder’s fees, or any similar payments whatsoever called, due on this transaction between Seller and Buyer or other like payments that may or can be claimed by any Person as a result of this Agreement which brokerage or finder’s fees or similar payments are due to any acts or agreements made by Buyer.

(h)                                 Financing.  Buyer has sufficient funds currently on hand to pay the Purchase Price and related fees and expenses.  Buyer does now, and on the applicable Closing Date will meet, all minimum net worth and similar requirements in order to purchase the Contracts under all applicable federal, state and local laws and all rules and regulations promulgated thereunder.

(i)                                     Buyer Due Diligence.  Buyer represents that it is a sophisticated purchaser, familiar with the industry involved and the Conveyed Property being purchased and that it has been given the opportunity and has conducted all necessary and appropriate due diligence in connection with the consummation of the transactions contemplated by this Agreement; provided that this representation by Buyer shall in no way diminish the rights of Buyer under this Agreement, including any rights or remedies afforded with respect to a breach of any representation or warranty of Seller under this Agreement.

ARTICLE 7
SERVICING

7.1                               Transfer and Assignment of Servicing.  Seller represents and warrants to Buyer that (i) Seller currently services the Conveyed Property, and as of the applicable Closing Date, no other Person will have servicing or custodial rights to the Conveyed Property, and (ii) Seller has complied with all federal, state and local laws and regulations applicable to the servicing of the Conveyed Property, and (iii) there exists no claim, litigation or lawsuit against Seller or its Affiliates with respect to the servicing of the Conveyed Property prior to the applicable Closing or with respect to any other property.  Effective as of the Servicing Transfer Date, Seller relinquishes the servicing rights and responsibilities related to the Conveyed Property as of the applicable Closing Date to Buyer or its assigns and Buyer or its assigns shall thenceforward be responsible for the servicing of the Conveyed Property, but subject to any claims which Buyer may have against Seller under this Agreement or with respect to Seller’s servicing of the Conveyed Property.  Following the execution of this Agreement and prior to the Servicing Transfer Date, Seller agrees to collect the Contracts and property that constitute the Conveyed Property, in a prudent and reasonable manner in accordance with standards generally applied in the manufactured housing finance industry.  All payments and collections derived from the Conveyed Property and received by Seller on and after the applicable Cut-Off Date shall be the property of Buyer, which shall be held in trust for Buyer, and Seller will promptly transmit or cause to be transmitted directly to Buyer for Buyer’s own account (within three (3) Business Days of Seller’s receipt thereof) any amounts or items received as payments upon or otherwise in connection with the Conveyed Property together with any correspondence related to the Conveyed Property, and which amounts so received by Seller shall be transmitted in such form as directed by Buyer, and properly endorsed where required for Buyer to collect them.  Buyer shall provide Seller with wire transfer instructions for Buyer’s account for remittance of such payments. Following the Servicing Transfer Date, Seller shall promptly (within five (5) Business Days of Seller’s receipt thereof) forward to Buyer all future correspondence, notices and any other nonpayment items received by Seller with respect to each Contract.

7.2                               Joint Hello-Good-Bye Letters.  Seller and Buyer shall jointly mail letters, in the form attached hereto as Exhibit F, on or within two (2) Business Days after the applicable Closing Date, conforming to legal requirements (including 24 CFR § 3500.21(d) to the extent applicable) and reasonably satisfactory in form and content to each party, to all Obligors on the Contracts advising each Obligor: (a) that the servicing of the Contracts will be transferred to Buyer on the applicable “Servicing Transfer Date,” which shall be (i) in the case of all Contracts (other than Contracts that are secured by a Mortgage), on the applicable Closing Date, and (ii) in the case of Contracts that are secured by a Mortgage, on the fifteenth (15th) day following the mailing of the applicable letter, and (b) that all payments under such Contracts from and after the applicable Servicing Transfer Date should be made to Buyer.  Seller and Buyer shall divide equally the costs associated with preparing and mailing the letters required pursuant to this Section 7.2.

7.3                               Post Closing Servicing By Seller for Contracts Secured by Mortgage.  Seller shall continue to “service” (within the meaning of 24 CFR § 3500.2) each Contract secured by a Mortgage until the applicable Servicing Transfer Date by receiving each scheduled periodic payment made by an Obligor pursuant to the terms of such Contract and receiving such other correspondence from such Obligor and remitting in accordance with Section 7.1 of this Agreement to Buyer such payments and correspondence so received.

7.4                               Buyer and Seller Covenant.  Seller shall be responsible for information reporting of Form 1098 or other form approved by the Internal Revenue Service for interest paid by any Obligor to Seller during calendar year 2005 prior to the applicable Cut-off Date, and Buyer shall be responsible for information reporting of Form 1098 or other form approved by the Internal Revenue Service for interest paid by any Obligor to Buyer during calendar year 2005 following the applicable Cut-off Date.

ARTICLE 8
ADDITIONAL COVENANTS, FURTHER ASSURANCES AND SURVIVAL

8.1                               Access to Information.  From and after the date hereof to the Second Closing Date, Seller shall afford to Buyer, its attorneys, accountants, and such other representatives of Buyer as Buyer shall designate to Seller in writing, reasonable access at all reasonable times, and upon reasonable prior notice, to the Conveyed Property and the books and records of Seller relating to the Conveyed Property, and to interview personnel and customers of Seller, in order that Buyer may have full opportunity to make such investigation as it shall reasonably desire of the Conveyed Property. In addition, Seller shall provide to Buyer and its representatives such additional financial and operating data and other information in respect of the Conveyed Property, and the business and operations of Seller relating to the Conveyed Property, as Buyer shall from time to time reasonably request.

8.2                               Further Assurances.  In order to fully transfer all of Seller’s rights to the Conveyed Property in accordance with this Agreement, Seller, upon the reasonable request of and at the expense of Buyer, shall perform or cause to be done and performed, every reasonable act necessary or advisable to put Buyer in a position to receive good and marketable title to the Conveyed Property free and clear of all liens, claims and encumbrances.

8.3                               Nonsolicitation.  Seller covenants and agrees that it will not for a period of one (1) year from the date of this Agreement, utilize a listing of the Contracts sold to Buyer pursuant to the terms of this Agreement to take any action, or permit any action to be taken by any of its agents, contractors, employees or Affiliates, to solicit the prepayment of or refinance of any Contract sold to Buyer under this Agreement.

8.4                               Survival.  Except as set forth in the proviso below, the representations and warranties set forth in this Agreement shall survive for a period of two (2) years following the applicable Closing Date, provided that each of the respective representations and warranties set forth in Section 5.1(b), 5.1(e), 5.2(b), 5.2(e), 5.2(f), 5.2(h), 5.2(j) and 5.2(u) shall survive the applicable Closing Date for a period of seven (7) years following the applicable Closing Date.  Except as expressly provided herein, all covenants and agreements of the parties contained herein shall survive the applicable Closing Date for a period of seven (7) years provided that covenants and agreements set forth in this Section 8.4 and in Article 10 shall survive indefinitely.

ARTICLE 9
CLOSING

9.1                               Schedule of Contracts.  On or prior to the applicable Closing Date, Seller shall provide to Buyer the Schedule of Contracts that lists each Contract to be purchased on the applicable Closing Date and shall set forth the applicable Cut-off Date for the applicable Closing, and as to each such Contract, shall set forth the following information:

(a)                                  the Contract origination date;

(b)                                 the account number of the Contract;

(c)                                  the name of the Obligor;

(d)                                 the state in which the Manufactured Home and mortgaged property, if applicable, that is security for the Contract is located;

(e)                                  the original term of the Contract in months;

(f)                                    the remaining term of the Contract in months as of the applicable Cut-Off Date;

(g)                                 the then Unpaid Principal Balance as of the applicable Cut-Off Date;

(h)                                 the Contract Rate;

(i)                                     the monthly principal and interest payment amount;

(j)                                     the total monthly payment (including principal, interest, escrows, etc.);

(k)                                  the escrow balance, if applicable;

(l)                                     the monthly escrow payment, if applicable;

(m)                               the accrued interest at the Contract Rate as of the applicable Cut-Off Date;

(n)                                 the first payment due date;

(o)                                 the last paid date as of the applicable Cut-Off Date;

(p)                                 the next payment due date as of the applicable Cut-Off Date;

(q)                                 interest paid through date;

(r)                                    the manner in which the Contract Rate accrual is determined (e.g. simple interest or pre-computed actuarial method);

(s)                                  if the Contract Rate is computed using simple interest method, the interest deficit for such Contract; and

(t)                                    the Purchase Price of the Contract.

9.2                               Closing Location.  Each Closing hereunder will take place at the offices of Buyer in Maryville, Tennessee, or such other location as may be agreed to by the parties to this Agreement.

9.3                               Seller Deliveries.  On or prior to each Closing (except as otherwise stated), Seller (at Seller’s expense) shall deliver, or cause to be delivered, to Buyer at the offices of Buyer in Maryville, Tennessee, the following with respect to each Contract and the transactions contemplated hereby:

(a)                                  The Contract File, which shall include the following documentation, if applicable, as to each Contract set forth in the Schedule of Contracts:

(i)                                     the original executed Contract and related Security Instrument with a blanket assignment, in the form of the Blanket Assignment and Bill of Sale attached hereto as Exhibit A, of all of Seller’s right, title and interest therein;

(ii)                                  the original Security Instrument and an assignment in recordable or registerable form acceptable to Buyer of all of Seller’s right, title and interest therein;

(iii)                               the insurance policies (including hazard insurance policies) pertaining to each Contract with evidence changing the loss payee or additional insured under such insurance policies to Buyer for each Contract, including proper notification to the respective Obligors and insurance carriers to effectuate such change (which change may be effectuated within three (3) Business Days following the applicable Closing Date);

(iv)                              the originals or copies of the invoices of the manufacturer of the Manufactured Home and the vendors of the additional accessories and furnishings in the Manufactured Home described in the Contract, including add/delete sheets, prepared by Seller, describing the accessories and furnishings; provided, further, that any such add/delete sheets or like documents not contained in the Contract File on the applicable Closing Date will be the property of Buyer as of the applicable Closing Date;

(v)                                 if the Contract File contains evidence of any mechanic’s, materialmen’s or similar liens on either the Manufactured Home or any additional furnishings or accessories therein described in the Contract, written verification that any such liens have been released, which verification may consist of the original of a release document from the lienor, the original or a copy of a duly filed or recorded release document or the original of a duly performed lien search revealing no such liens;

(vi)                              Obligor credit data;

(vii)                           Obligor payment history and collection records from the Contract’s date of origination, including, if applicable, ledger cards, to the extent Seller is unable to provide Buyer such information in electronic and readable format compatible with Buyer’s computer systems;

(viii)                        with respect to any Contract that is also secured by a Mortgage, the original recorded Mortgage, the original assignment, if any, and any intervening assignment of the Mortgage, each with evidence of recording thereon, showing Seller as mortgagee or the complete recorded chain of assignment of the Mortgage from origination to Seller, together with an individual assignment to Buyer for each Mortgage, duly executed and in recordable form for the jurisdiction in which the Mortgaged Property is located; and

(ix)                                the Credit application for the Obligor and general underwriting documents of Seller.

(b)                                 The computer tape described in Section 5.2(r).

(c)                                  Any amounts received by Seller after the applicable Cut-Off Date under Section 7.1 hereof.

(d)                                 An executed Blanket Assignment and Bill of Sale.

(e)                                  A certificate in the form attached hereto as Exhibit C signed by an authorized officer of Seller.

(f)                                    A power of attorney in the form attached hereto as Exhibit E signed by an authorized officer of Seller.

(g)                                 The Financing Statement naming Seller as “Seller” and Buyer as “Purchaser,” together with a description of the Conveyed Property, to be filed in the appropriate offices of the Secretary of State of any applicable state and such other governmental filing offices necessary to perfect (by filing) the sale of the Conveyed Property that constitutes chattel paper under the applicable state’s Uniform Commercial Code governing the sale and perfection thereof, in the form attached hereto as Exhibit G.  Buyer agrees to pay any and all fees, taxes or other costs associated with such filing(s).

(h)                                 Such information from Seller as Buyer reasonably requests regarding the Conveyed Property.

(i)                                     On the First Closing Date, an executed Bailee’s letter and release by and among US Bank National Association, Greenwich Capital Financial Products, Inc. and Seller.

9.4                               Payment of Purchase Price.  Subject to the satisfaction of the closing conditions set forth in this Agreement and Seller’s complying on the applicable Closing Date in all material respects with the terms and conditions herein, Buyer shall pay the Purchase Price to Seller on the applicable Closing Date, by wire transfer, in immediately available funds, to a bank account specified by Seller to Buyer.  Seller shall provide to Buyer wire transfer instructions for Seller’s account.

9.5                               Buyer Deliveries.  At each Closing, Buyer shall deliver to Seller a certificate in the form attached hereto as Exhibit D signed by an authorized officer of Buyer.

9.6                               Conditions to Closing.  The obligation of the parties hereunder at each Closing and the consummation of the transactions contemplated by this Agreement are subject to the satisfaction and fulfillment of each of the following conditions, unless waived by the respective parties hereto:

(a)                                  The representations, warranties and covenants herein made by Seller and Buyer and certificates delivered by Seller, Parent and Buyer in connection herewith shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the date of the applicable Closing as though such representations and warranties were made at and as of such times (except that representations and warranties that are made as of a specific date need to be true in all material respects only as of such date and except that representations and warranties made by Seller relating to the Contracts, Mortgages and Conveyed Property transferred at the applicable Closing Date shall only be made, and need only be true in all material respects, on and as of the applicable Closing Date).

(b)                                 The delivery to Buyer of the items as set forth in Section 9.1 and 9.3 hereof, together with all Exhibits and Schedules to this Agreement, as updated through the applicable Closing Date, which items, Exhibits and Schedules shall be satisfactory to Buyer in its reasonable discretion.

(c)                                  The parties shall have performed or complied with all their respective covenants, agreements and obligations pursuant to this Agreement required to be performed or complied with prior to or at the applicable Closing.

(d)                                 The parties shall have received duly executed copies of all consents, authorizations, approvals, notices, registrations and filings required by law to consummate the transactions contemplated hereby and all waiting periods required by law shall have expired.

(e)                                  No action, suit or other proceeding shall be pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in a violation of any law, rule, decree or regulation of any governmental authority having appropriate jurisdiction and no order, decree or ruling of any governmental authority or court shall have been entered challenging the legality, validity or propriety of, or otherwise relating to, this Agreement or the transactions contemplated hereby or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

(f)                                    The form of all instruments, certificates and documents to be executed and delivered by the parties pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the parties and their respective counsel, none of whose approval shall be unreasonably withheld or delayed.

(g)                                 No statute, rule, regulation or order shall have been adopted or promulgated that has a material adverse effect on the Conveyed Property or the transactions contemplated hereby as determined by the parties hereto.

(h)                                 The parties shall have agreed upon the Schedule of Contracts listing the Contracts to be sold and purchased pursuant to this Agreement at such Closing.

ARTICLE 10
INDEMNIFICATION

10.1                        Indemnification.

(a)                                  Seller shall indemnify Buyer and hold Buyer harmless from and against any and all Losses that Buyer may suffer, incur or sustain to the extent arising out of (i) any misrepresentation or breach of any representation or warranty made by Seller pursuant to this Agreement, (ii) any breach of any agreement to be performed by Seller pursuant to this Agreement, (iii) any claim, penalty asserted, legal action or administrative proceeding to the extent based upon any action taken or omitted to be taken by Seller or resulting from any transaction or event occurring prior to the applicable Closing, relating in any such case to the operation of Seller’s business, except, with respect to this clause (iii), to the extent any such claims, penalties, legal action or administrative proceedings arise from, or are due to, any act, omission, event, circumstance or occurrence that constitutes a breach or misrepresentation of Buyer under any representation, warranty or covenant of Buyer contained herein, or (iv) any liability, obligation or duty of Seller, relating to the operation of the business of Seller that is not being transferred at the applicable Closing.

(b)                                 Buyer shall indemnify Seller and hold Seller harmless from and against any and all Losses that Seller may suffer, incur or sustain to the extent arising out of (i) any misrepresentation or breach of any representation or warranty made by Buyer pursuant to this Agreement, (ii) any breach of any agreement to be performed by Buyer pursuant to this Agreement, or (iii) any claim, penalty asserted, legal action or administrative proceeding to the extent based upon any action taken or omitted to be taken by Buyer or resulting from any transaction or event occurring after the applicable Closing, relating in any such case to Seller’s rights or interests in the Contracts, Mortgages or Conveyed Property, except, with respect to this clause (iii), to the extent any such claims, penalties, legal action or administrative proceedings arise from, or are due to, any act, omission, event, circumstance or occurrence that constitutes a breach or misrepresentation of Seller under any representation, warranty or covenant of Seller contained herein.

(c)                                  To exercise its indemnification and hold harmless rights under this Section 10.1 as the result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder; provided, that failure to promptly deliver such notice shall not affect the indemnification obligation except to the extent the indemnifying party is prejudiced or injured thereby, but in any event, the indemnified party shall deliver such notice prior to the last day of the survival period for a representation, warranty, covenant or agreement that is the subject of that claim or such claim shall be forever barred.  The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such claims for liability.  In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the sole reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing or conflicts of interests between them.

(d)                                 The indemnified party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section 10.1, and to be indemnified from and against all Losses resulting therefrom, unless the indemnifying party, within forty-five (45) calendar days after receiving written notice of the claim or liability in accordance with Section 10.1(c) above, notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense, or, if required in a shorter time than forty-five (45) calendar days, the indemnifying party makes the requisite response to such claim or liability asserted.

(e)                                  Notwithstanding any other provision hereof, an indemnifying party shall not be liable under this Section 10.1:  (i) for any Losses sustained by the indemnified party unless and until the aggregate amount of all such Losses sustained by the indemnified party shall exceed two hundred fifty thousand dollars ($250,000) (in which event the indemnifying party shall be liable for the excess of Losses over such amount); or (ii) for any Losses in excess of twenty-five million dollars ($25,000,000); provided, further, that such limitations shall not apply to any Losses (A) resulting from a knowing or willful act, omission or misrepresentation by the indemnifying party and (B) relating to or arising from any breach by Seller under any of the representations or warranties set forth in Sections 5.1(g), 5.2(f)(iii) and 6.1(g).  The repurchase and/or “make whole” obligations of Seller under Section 5.4 with respect to the Contracts are separate from and not subject to any basket or cap provisions.  Subject to the proviso below, an indemnifying party shall not be liable under this Section 10.1 for any settlement effected of any claim or liability or proceeding involving a third party claim for which indemnity may be sought hereunder without such indemnifying party’s prior written consent (which consent shall not be unreasonably withheld); provided, that Buyer may settle third party claims up to twenty thousand dollars ($20,000) per claim without the prior consent of Seller up to an aggregate of two hundred fifty thousand dollars ($250,000) of claims subject to indemnification by Seller under this Agreement if Seller is fully and completely released from all such third party claims on such terms as Buyer is fully and completely released from such third party claims, and Losses incurred by Buyer in connection with such settlements (including amounts paid by Buyer in settlement thereof) shall be subject to indemnification under this Section 10.1, except that Buyer shall not enter into any settlement of any such matter contemplated by this proviso without the prior written consent of Seller if such settlement requires the Seller to admit any breach of law or involves an injunction on future activity of the Seller.

(f)                                    Notwithstanding any other provision hereof, an indemnifying party shall not be liable for consequential damages incurred by an indemnified party (other than consequential damages required to be paid by an indemnified party to any Person other than a party to this Agreement or its Affiliates).

(g)                                 Buyer shall take all commercially reasonable steps to mitigate any Loss subject to indemnification pursuant to Section 10.1(a) upon and after becoming aware of any event that could reasonably be expected to give rise to a claim for indemnification under Section 10.1(a) of this Agreement in respect of such Loss.  Seller shall take all commercially reasonable steps to mitigate any Loss subject to indemnification pursuant to Section 10.1(b) upon and after becoming aware of any event that could reasonably be expected to give rise to a claim for indemnification under Section 10.1(b) of this Agreement in respect of such Loss.

ARTICLE 11
PUBLIC ANNOUNCEMENTS

11.1                        Public Announcements.  Except as required by law, rule or regulation or as otherwise agreed to by the mutual written consent of the parties hereto, neither party hereto will make any public announcement of this transaction without the prior written approval of the other; and, except as otherwise required by applicable law, rule or regulation, Seller and Buyer shall keep all information related to this Agreement confidential; provided, that Buyer may disclose such information related to Seller, Parent, this Agreement and the transactions contemplated hereby to Buyer’s accountants, legal representatives, underwriters and ratings agencies, or as may be necessary for public regulatory filings, in Buyer’s regular course of business.  Notwithstanding the foregoing, the parties acknowledge and agree that Buyer may make a public announcement of the consummation of sale of the Conveyed Property hereunder that may include the identity of the parties involved and approximate dollar amount of the Unpaid Principal Balance of the Contracts conveyed hereunder.

ARTICLE 12
NOTICES

12.1                        Notices.  Any notice, demand or communication that either party desires or is required to give to the other party in connection with the Agreement must be in writing and must be either served personally or sent by fax and overnight mail, addressed to the other party, as follows, or to such other fax number and/or address as either party hereafter specifies in accordance with this Article:

IF TO BUYER:	VANDERBILT MORTGAGE AND FINANCE, INC.
500 Alcoa Trail
Maryville, Tennessee 37804
	Attn:	Paul Nichols, President
	Fax:	(865) 380-3742

With a copy to:

BOULT CUMMINGS CONNERS & BERRY, PLC
Suite 700
1600 Division Street
Nashville, Tennessee 37203
	Attn:	Doug Franck, Esq.
	Fax:	(615) 252-6354

IF TO SELLER:	FLEETWOOD ENTERPRISES, INC.
3125 Myers Street
Riverside, California 92503
	Attn:	Leonard J. McGill, Esq.
Senior Vice President, General Counsel and Secretary
	Fax:	(951) 977-2097

With a copy to:

NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
Suite 600
151 Meeting Street
Charleston, South Carolina 29401-2239
	Attn:	Michael D. Bryan, Esq.
	Fax:	(843) 720-4349

ARTICLE 13
GENERAL

13.1                        Termination.  Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate if the First Closing Date does not occur on or before 5:00 p.m., Nashville time, on July 31, 2005, unless extended by mutual consent in writing of Buyer and Seller.

13.2                        Entire Agreement; Amendment.  This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior representations, promises and statements, oral or written, made in connection with such subject matter and the negotiation hereof, and no such representation, promise or statement not written herein will be binding on the parties.  This Agreement may not be amended, modified, varied or altered or its provisions waived except by an agreement in writing executed by duly authorized agents of both parties hereto.

13.3                        Governing Law.  This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Delaware without reference to that state’s laws or rules pertaining of conflict of laws.

13.4                        Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY.  THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS.  EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

13.5                        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provisions in any other jurisdiction.

13.6                        Captions.  Captions are for convenience of reference only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

13.7                        Waivers; Cumulative Remedies.  The waiver of any breach, term, provision or condition of this Agreement may not be construed to be a subsequent waiver of any other breach, term, provision or condition.  All rights and remedies afforded by this Agreement to the parties for a breach hereof are cumulative, and none is exclusive of any other right or remedy provided for herein or at law or in equity.

13.8                        Construction.  Unless otherwise specifically provided, references in this Agreement to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of or to this Agreement.  All Exhibits and Schedules attached hereto are incorporated herein by the references thereto in this Agreement.  The designations of the parties to this Agreement and any pronouns referring to any party, wherever used, must be so construed as to include the plural as well as the singular number, and whenever the context permits, any gender includes all other genders and the singular number includes the plural.  As used in this Agreement, the words “includes” and “including” are not limiting, and the words “hereof” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

13.9                        Counterparts.  This Agreement may be executed in one or more counterparts or duplicate originals, each of which must be deemed an original, but all of which together will constitute one and the same instrument.

13.10                 Assignment; Successors and Assigns; No Third Party Beneficiaries.  Buyer may freely assign any of its rights or obligations hereunder.  Seller shall not assign any of its rights or obligations hereunder without the prior written consent of Buyer.  Subject to the foregoing limits on assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Except for those enumerated above, this Agreement does not benefit or create, and shall not be construed as benefiting or creating, any rights, causes of action or claims enforceable by any Person or entity other than the parties to this Agreement and their respective successors and permitted assigns.

13.11                 Prevailing Party.  Should any party hereto institute any action or proceeding to enforce any provision of this Agreement or for any damages by reason of default or breach under any representation, warranty or covenant set forth in this Agreement, or for a declaration of such party’s rights or obligations under this Agreement or for any other judicial remedy, the party to whose favor final judgment shall be entered shall be entitled to receive from the losing party such amount as the court may judge to be reasonable attorneys’ fees for services rendered to the prevailing party.

13.12                 Disclaimer of Warranties, Etc.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL CONVEYED PROPERTY IS BEING SOLD BY SELLER TO BUYER WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED OF ANY NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS OR WARRANTIES WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALUE).  Except as expressly provided in this Agreement, Buyer hereby acknowledges that it has not relied upon any implied or express representations or warranties of Seller, its Affiliates, or their respective officers, employees, or agents in connection with the purchase of the Conveyed Property and assumption of the liabilities and obligations of Seller thereto.  Buyer acknowledges and agrees that the remedies and other provisions provided in this Agreement for breach of any of Seller’s representations or warranties are exclusive of all other remedies that would otherwise be available to Buyer, at law or equity.  Seller acknowledges and agrees that the remedies and other provisions provided in this Agreement for breach of any of Buyer’s representations or warranties are exclusive of all other remedies that would otherwise be available to Seller, at law or equity.

13.13                 Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay all expenses incurred by it or on its behalf in connection with the preparation of this Agreement or consummation of the transactions contemplated hereby, except as otherwise specifically provided for in this Agreement.

13.14                 Joint and Several Liability.  Parent and Seller will be jointly and severally liable for Seller’s obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement on the date first above written.

VANDERBILT MORTGAGE AND FINANCE, INC.

By:	/s/ Paul Nichols
	Name:	Paul Nichols
	Title:	President

HOMEONE CREDIT CORP.

By:	/s/ Joe N. Corona, Jr.
	Name:	Joe N. Corona, Jr.
	Title:	President

FLEETWOOD ENTERPRISES, INC.

By:	/s/ Boyd Plowman
	Name:	Boyd Plowman
	Title:	Executive Vice President and Chief Financial Officer

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Blanket Assignment and Bill of Sale

Exhibit B	Schedule of Contracts

Exhibit C	Officer’s Certificate – Home One Credit Corp.

Exhibit D	Officer’s Certificate – Vanderbuilt Mortgage and Finance, Inc.

Exhibit E	Power of Attorney

Exhibit F	Joint Hello/Good-Bye Letter

Exhibit G	UCC Financing Statement

Schedule 5.1(e)	Pending and Threatened Litigation

Schedule 5.1(m)	Financial Statements of Seller

Schedule 5.2(c)	List of Total Outstanding Forced Placed Insurance Premium and Unearned Portion of Such Premium by Seller of Each Contract

Schedule 5.2(m)	List of Original Title Documents to be Provided Within 180 Days

Schedule 5.2(n)	List of “Commercial” Contracts

Schedule 5.2(o)	List of Refinanced Contracts

Schedule 5.2(s)	List of any Obligor Bankruptcies